Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-151165 on Form S-8 of our report dated June 25, 2008 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the convenience translation of Renminbi amounts into U.S. dollar amounts in the financial statements, the adoption of fair value accounting for share-based compensation under Statement of Financial Accounting Standard No. 123R, “Share-Based Payment”, effective on January 1, 2006, and the adoption of the recognition and measurement methods under Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes- An Interpretation of FASB Statement No. 109”, effective on January 1, 2007), relating to the consolidated financial statements and the related financial statement schedule of ChinaEdu Corporation, appearing in this Annual Report on Form 20-F for the year ended December 31, 2007.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Deloitte Touche Tohmatsu CPA Ltd.

Beijing, the People’s Republic of China

June 25, 2008